T3 Motion Receives NYSE MKT Continued Listing Standards Compliance Notice

Costa Mesa, CA (August 7, 2013) www.t3motion.com - T3 Motion, Inc. (OTCQB:TTTM) a producer of clean/green EV transportation technology for commercial, law enforcementand personal use,today announced that it has received a letter from the NYSE MKT that the Company is not in compliance with certain continued listing standards of the exchange as further described below.

“The staff of the NYSE MKT Corporate Compliance Department (the "Staff') has determined, basedupon its review of T3 Motion, Inc.'s (the ••company" or "T3 Motion") Form 8-K filed on July 12,2013, that the Company is not in compliance with certain of the Exchange's continued listingstandards as set forth in the NYSE MKT Company Guide (the "Company Guide").1 Specifically, asa result of the resignation of one of the Company's directors, Mr. Bruce Nelson, the Company is notin compliance with Section 803(B)(2)(a)(iii) of the Company Guide in that the audit committee doesnot have at least one member who is financially sophisticated and Section 803(B)(2)(c) of theCompany Guide in that the audit committee is comprised with one independent director instead ofthe requisite two independent directors.

Given the fact that the Company is currently in the delisting process and its appeal to the fullCommittee on Securities (the "Appeal") is pending, the compliance period described immediately below is contingent upon the outcome of the Appeal.

Pursuant to Section 803(6)(b) of the Company Guide, the Company will have until the earlier of itsnext annual shareholders' meeting or one year from the occurrence of the event that caused thefailure to comply with the board independence requirement; provided, however, that if the annualshareholders' meeting occurs no later than 75 days following the event that caused the failure tocomply with this requirement, the Company shall instead have 75 days from such event to regain compliance.”

The Company acknowledges this deficiency and has reached an agreement with a new accomplished and experienced candidate to replace departing board member Bruce Nelson as an independent board member and Audit Committee Chairman. Mr. Nelson resigned from the Board of Directors due to his acceptance of another employment opportunity which was not in any way related to any dispute with the Company.

On July 24th 2013, the Company also received a written offer to satisfy a senior secured debenture issued to Hudson Bay Capital Master Fund,for the amount of $86,450.00 at a 30%, (thirty percent), discount from face the value of $123,500.00, including the cancellation of the debenture’s underlying warrants. The Company was unable to meet the timelines requested with the offer of July 31st, 2013. Subsequently, Hudson Bay Capital Master Fund, (HBFM),has now sent the Company a notice of default as stated below. The Company strongly disagrees with basis for the notice and contends that it operated within the terms of said agreements whereby it received the written waiver andapproval of the majority of more than 51% of the Debenture holders to enter in to said agreements as specifically provided therein.

“On March 4, 2013, you entered into an Amendment and Waiver Agreement (the "Waiver Agreement") to allow for the amendment and waiver of certain conditions of the November 27, 2012 Senior Convertible Secured Debentures (including the Debenture, the "Debentures") in an attempt to permit the Company to enter into a secured factoring arrangement (the "Factoring Facility") and cause the holders of Debentures to subordinate their Debentures to the indebtedness outstanding under the Factoring Facility. On March 21, 2013 the Company entered into the Factoring Facility. As we reminded you in the January Letter, (x) pursuant to Section 9(j) of the Debenture, you may not amend the Debenture without prior written consent of the Investor unless the Debenture specifically states otherwise, (y) as described in Section 9(k) of the Debentures, the Debentures are seemed by all assets of the Company and itsSubsidiaries and (z) you are not permitted under the terms of the Debentures to require any holder of Debentures to subordinate his or her Debentures without the express written consent of such holder of Debentures.”

T3 Motion, Inc. (OTCQB:TTTM) isheadquartered in Orange County, California, and is dedicated to raising the bar on personal transportation technology. For more information, visit www.t3motion.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding T3 Motion’s business, which are not historical facts, are "forward-looking statements" that are not guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others, factors associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering. For additional information concerning these and other factors that may cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Registration Statement filed on Form S-1, as amended, and in the periodic reports the Company files from time to time with the Securities and Exchange Commission.

Company Contact
William Tsumpes
T3 Motion
(714) 619-3600

investor@t3motion.com